ALLONGE TO WARRANT TO PURCHASE 1,200,000 SHARES

This Allonge (this “Allonge”) to that certain warrant issued by Mandalay Media, Inc., now known as NeuMedia, Inc., (the “Company”) to Vivid Entertainment, LLC (“Holder”) to purchase up to a total of 1,200,000 shares of common stock, $0.0001 par value per share (“Common Stock”) of the Company, at an exercise price equal to $1.25 per share (the “Warrant”), is made and entered into as of January 1, 2011, by and between the Company and the Holder, and is firmly affixed to and made a part of the Warrant.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree that the Warrant is hereby amended as set forth below. Capitalized terms used but not defined herein shall have the meaning set forth in the Warrant.

1.      All references to “1,200,000 shares of Common Stock” are hereby deleted and “1,500,000 shares of Common Stock” is hereby substituted in its place.

2.      The Exercise Price of “$1.25 per share” is hereby deleted and “$0.25 per share” is hereby substituted in its place.

3.      All references to the “Warrant” and any other instrument or document delivered in connection therewith shall be deemed to mean the Warrant as amended by this Allonge.

4.      As hereby amended, the Warrant is hereby ratified and confirmed in all respects.

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IN WITNESS WHEROF, THE EXECUTION hereof as an instrument under seal as of the date first set forth above and shall be governed by the laws of the State of Delaware.

NEUMEDIA, INC.		VIVID ENTERTAINMENT, LLC

By:	[ILLEGIBLE]	By:	[ILLEGIBLE]
Name:	[ILLEGIBLE]	Name:	[ILLEGIBLE]
Its:	CFO	Its:	CEO

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